UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
( ) Form 3 Holdings Reported Form 4 or Form 5 obligations may continue. See
Instructions 1(b).
( ) Form 4 Transactions Reported

1.   Name and Address of Reporting Person

     George "Gray" Ball
     2009 Rudie Dr.
     Jeffersonville, IN  47130

2.   Issuer Name and Ticker or Trading Symbol

   Community Bank Shares of Indiana, Inc.
   (CBIN)

3.    IRS or Social Security Number of Reporting Person (Voluntary)

4.   Statement for Month/Year

      February, 2001

5.   If Amendment, Date of Original (Month/Year)

     N/A

6.   Relationship  of Reporting  Person(s) to Issuer  (Check all  applicable)
       (  )   Director  ( ) 10% Owner (X) Officer  (give  title  below) ( ) Other  (specify
              below)   Senior Vice President

7.   Individual or Joint/Group Reporting (Check Applicable Line)
       (x) Form filed by One Reporting Person
        ( ) Form filed by More than One Reporting Person
-----------------------------------------------------------------------------------------------------------------------------------
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security   2.     3.         4.Securities Acquired (A)    5.Amount of         6.Dir   7.Nature of Indirect
                         Transaction       or Disposed of (D)           Securities          ect     Beneficial Ownership
                         Date     |Code                                 Beneficially        (D)or
                                                                        Owned at            Indir
                                           Amount  |A or D|Price        End of Year         ect
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock          2/1/01        A      192 Sh      A                1,216 Sh             D        N/A

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1.Title of Derivative   2.Con     3.       4.      5.Number of De   6.Date Exer   7.Title and Amount
  Security                version     Transaction    rivative Secu    cisable and   of Underlying
                          or Exer   Date    Code     rities Acqui     Expiration    Securities
                          cise Pr                    red(A) or Dis    Date(Month/
                          ice  of                    posed of(D)      Day/Year)
                          Deriva                                      Date    Expir                Amount or
                          tive                                        Exer-   ation  Title         Number
                          Secu                        | A/ | D        cisa-   Date                 of Shares
                          rity

-----------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 8.Price       9.Number        10. Owner-               11. Nature of
   of Deri       of Deriva         ship of                  Indirect
   vative        tive              Deriv-                   Beneficial
   Security      Securities        ative                    Ownership
                 Benefi            Secur-
                 cially            ity:
                 Owned             Direct
                 at End            (D)
                 of Year           or Indirect (I)

-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

Explanation of Responses:

Company stock acquired through the Company ESOP.

                                               SIGNATURE OF REPORTING PERSON

                                              /s/George Ball          1/8/02
                                                                      Date                                                                            DATE